EXHIBIT 99.1

                     [SISTERSVILLE BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
---------------------                       --------------------------------
December 4, 1997                            Stanley M. Kiser
                                            President
                                            (304) 652-3671

               SISTERSVILLE BANCORP, INC. ANNOUNCES CASH DIVIDEND

         Sistersville, West Virginia -- Sistersville Bancorp, Inc. the parent holding company of First Federal Savings Bank, Sistersville, West Virginia, today announced that the Board of Directors had declared a $0.16 per share cash dividend payable on January 2, 1998, to stockholders of record as of the close of business on December 18, 1997. This is the first dividend paid by the Company since it became a public company on June 25, 1997.

         Stanley M. Kiser, President of the Company, stated that "at the time we went public we told our potential investors that we expect to pay semi-annual cash dividends on the common stock at a rate of $0.24 per share per annum to commence the second full calendar quarter after our stock Conversion. Because we anticipate declaring dividends semi-annually, the annualized dividend rate would be $.32 per share. We are proud to announce that the dividend declared today more than fulfills this expectation and should immediately enhance shareholder value in the Company." Mr. Kiser also added that there can be no assurances as to the payment or amount of any future dividends declared by the Company.

         The Bank is a federally chartered savings bank that conducts its business from its office located in Sistersville, West Virginia. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit
Insurance Corporation (FDIC). The Company's common stock is traded in the over-the-counter market with quotations available through the OTC "Electronic Bulletin Board" under the symbol "SVBC."